EXHIBIT 99.4

M A C K – C A L I R E A L T Y C O R P O R A T I O N NEWS RELEASE For Immediate Release

Contacts:	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1000	Andrew Siegel / Jonathan Keehner Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

MACK-CALI ANNOUNCES LEADERSHIP CHANGES

Edison, New Jersey—March 3, 2014—Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, today announced that, in a mutual agreement with the Mack-Cali Board of Directors, Barry Lefkowitz, executive vice president and chief financial officer, and Roger W. Thomas, executive vice president, general counsel and secretary, have agreed to resign from their respective positions effective as of March 31. Mr. Thomas will stay on as a consultant for six months to assist in the transition of his responsibilities. Both Mr. Lefkowitz and Mr. Thomas have provided capable and valued service to Mack-Cali and its predecessor companies for more than 20 years.

Anthony Krug, the Company’s chief accounting officer, will serve as acting chief financial officer of Mack-Cali, Gary Wagner, vice president and senior associate general counsel, will serve as acting chief legal officer and interim secretary of Mack-Cali, and Ivan Baron, executive vice president and general counsel for Roseland, a wholly owned subsidiary of Mack-Cali, will serve as chief legal officer of Roseland.

Mitchell E. Hersh, president and chief executive officer of Mack-Cali, commented, “We thank Barry and Roger for their service and contributions to Mack-Cali, and wish them the best in their future endeavors.”

Mr. Hersh added, “This announcement reflects an important step in our ongoing strategic transition and will result in significant cost savings. The re-organization of our team will create a more efficient management structure and facilitate our ongoing diversification into the multi-family sector. I have the utmost confidence in Anthony, Gary, and Ivan, all of whom are proven leaders with distinguished track records in our organization, and I remain confident in Mack-Cali’s prospects for long-term growth and shareholder value creation.”

Mack-Cali noted that Mr. Lefkowitz and Mr. Thomas’ resignations are not related to the Company’s operational performance, financial condition, or issues regarding the integrity of the Company’s financial statements or accounting policies and practices.

The relevant agreements will be included as exhibits to Mack-Cali’s Annual Report on Form 10-K for the year ended December 31, 2013, which will be filed with the Securities and Exchange Commission.

Anthony Krug
Anthony Krug is responsible for Mack-Cali's corporate consolidation and financial accounting matters, as well as financial compliance, accounting integration of mergers and acquisitions, cash management, and the financial reporting requirements of the Company. Previously, Mr. Krug has held the position of vice president, finance; controller; and assistant controller with Mack-Cali and its predecessor companies, Cali Associates and Cali Realty Corporation. Mr. Krug is a certified public accountant and holds a B.S. degree in business administration from Richard Stockton State College of New Jersey. He is a member of the American Institute of Certified Public Accountants (AICPA) and the New Jersey Society of Certified Public Accountants (NJSCPA).

Gary Wagner
Gary Wagner is primarily responsible for the legal oversight of all Mack-Cali lease transactions. Mr. Wagner also works closely with the accounting, property management, and construction departments in connection with tenant-related issues. Mr. Wagner joined the Robert Martin Company, a predecessor company of Mack-Cali, in 1989 and has held positions in legal as assistant general counsel, associate general counsel, and senior associate general counsel. Prior to his association with the Company, Mr. Wagner was an associate in the real estate department of Parker Chapin Flattau and Klimpl in New York City. He started his career as an associate in the real estate department in the Philadelphia office of Blank Rome. Mr. Wagner received his B.A degree in political science and economics from Queens College, and his J.D. degree, cum laude, from Temple University.

Ivan Baron
Ivan Baron oversees all legal matters relating to Roseland’s assets and corporate affairs. Specifically, Mr. Baron devotes a substantial amount of time structuring, negotiating, and documenting joint venture agreements with Roseland’s institutional partners. He is also responsible for structuring and implementing Roseland’s acquisitions and financings. Prior to joining Roseland in 1994 as general counsel, Mr. Baron was a senior associate at the law firm of Riker, Danzig, Scherer, Hyland and Perretti, where his practice included foreclosure and collection litigation in addition to all facets of real estate acquisition and financing transactions. Mr. Baron is a graduate of Muhlenberg College and received his J.D. from Rutgers University.

About Mack-Cali Realty Corporation
Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 279 properties, consisting of 267 office and office/flex properties totaling approximately 31 million square feet and 12 multi-family rental properties containing over 3,600 residential units, all located in the Northeast. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of commercial and residential tenants.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projects or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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